Exhibit 3.15

ARTICLES OF INCORPORATION

OF

SOUTHERN DEVELOPMENT COMPANY

KNOW ALL MEN BY THESE PRESENTS that we the undersigned, for the purpose of forming a corporation under the laws of Missouri and more particularly under the provisions of the General and Business Corporation Act of Missouri of 1943 governing general and business corporations, have entered into the following agreement:

ARTICLE I

The name of the corporation shall be “Southern Development Company”.

ARTICLE II

The corporation shall be located in Kansas City, Missouri, its initial registered office in this state shall be 700 Kansas City Southern Building, 114 West Eleventh Street, Kansas City, Missouri, and T. F. Boyce shall be its initial registered agent at said address.

ARTICLE III

The corporation shall have authority to issue the aggregate number of one hundred shares of common stock, of the par value of ONE HUNDRED ($100.00) DOLLARS each.

ARTICLE IV

The amount of the stated capital of the corporation shall be TEN THOUSAND and no/100 ($10,000.00) DOLLARS, divided into one hundred shares of the par value of ONE HUNDRED and no/100 ($100.00) DOLLARS each, the whole of which has been in good faith subscribed and actually paid up in lawful money of the United States.

ARTICLE V

The names, places of residences of the shareholders and the number of shares subscribed by each are as follows:

Name	Residence	Number of Shares
W. N. Deramus	Kansas City, Missouri	96
L. J. Hensley	Kansas City, Missouri	1
J. M. Prickett	Kansas City, Missouri	1
J. R. Brown	Kansas City, Missouri	1
L. O. Frith	Kansas City, Missouri	1

ARTICLE VI

The board of directors shall consist of five members, and those agreed upon for the first year are W. N. Deramus, L. J. Hensley, J. M. Prickett, J. R. Brown and L. O. Frith.

ARTICLE VII

The corporation shall continue perpetually.

ARTICLE VIII

The corporation shall have the power to purchase or otherwise acquire, own, hold, sell or otherwise dispose of, rent, lease, improve and mortgage real estate in the State of Missouri and elsewhere; to purchase and sell stocks and bonds and any other personal property; to construct buildings and other improvements to real estate; to make contracts with all persons or corporations; to borrow money and pledge or mortgage the assets of the corporation as security therefor, and generally to do all things necessary, suitable and proper to carry out the foregoing purposes or incidental thereto.

IN WITNESS WHEREOF, we have set our hands this 31st day of January, 1947.

SOUTHERN DEVELOPMENT COMPANY

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WHEREAS, At the 1943 Session of the Missouri Legislature, Sixty-second General Assembly, there was passed an act entitled “The General and Business Corporation Act of Missouri,” which, in Section 9 thereof, requires each corporation to maintain in Missouri (a) a registered office, and (b) a registered agent; and

WHEREAS, It is required that the designation of said registered office and registered agent shall be authorized by resolution of the board of directors of the corporation;

NOW, THEREFORE, RESOLVED, That the President and Secretary, or other proper officers of this Company, be, and they hereby are, authorized and directed, in compliance with said act, to designate a registered office and a registered agent for this Company in the State of Missouri, and from time to time, a successor or successors to such resident agent, and to take all steps that are necessary or expedient in connection therewith.

I, W. F. Pregge, Secretary of Southern Development Company, do hereby certify that the foregoing is a true and correct copy from the minutes of preamble and resolution duly adopted at the meeting of the Board of Directors of Southern Development Company, duly called and held at Kansas City, Missouri, on the 14th day of July, 1960, at which meeting a quorum was present and acting throughout, and I further certify that this resolution has not been rescinded or altered and is in full force and effect.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the corporate seal of said Company, this 14th day of July, 1960.

Secretary